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                           LEASING SERVICES AGREEMENT

This Leasing Services Agreement ("Agreement") is entered into by and between IChargeIt, Inc. ("IChargeIt") with its principal office in Huntington Beach, CA and Leasing Group, Inc. ("Leasing Group") of Austin, TX. This Agreement and the terms and conditions set forth herein shall be binding upon both IChargeIt and Leasing Group.

WHEREAS, ICHARGEIT is a distributor of personal computers and peripheral components;

WHEREAS, Leasing Group manages leasing programs whereby distributors' customers can obtain leases through Leasing Group's affiliated third party lessors;

WHEREAS, ICHARGEIT and Leasing Group agree to the following terms and conditions under which Leasing Group shall provide leasing program services to SOUTHWEST.

1. LEASING SERVICES: Leasing Group agrees to provide management, administration, and leasing services to establish and maintain a leasing program whereby customers of ICHARGEIT may enter into reasonable leases for equipment provided by IChargeIt. This program is referred to herein as the "Leasing Program".

Leasing Group agrees to use its best efforts in establishing and administering the Leasing Program and in providing the services required thereunder in a prompt and timely manner in compliance with the terms and conditions of the Agreement, including the following:

ICHARGEIT will communicate to Leasing Group the names of customers who are prospects for participation in the Leasing Programs. Leasing Group will then assist in obtaining the customer's application for a lease agreement, perform any necessary research concerning the application, and communicate the application to the appropriate third party lessor. Leasing Group and the third party lessor's decision to accept or reject the customer's application will be communicated to ICHARGEIT and, if necessary, the customer as soon as possible.

Upon approval of a lease application, Leasing Group will supervise and administer the process of preparing the necessary lease documents, transmitting the documents to the customers for signatures, ensuring the receipt from the customer of the signed documents and any required initial payments or deposits, and forwarding the documents and payments or deposits to the third party lessor. The transmission of documents to and from customers shall be accomplished by an overnight delivery service or facsimile.

Upon shipment of the equipment subject to a lease, ICHARGEIT shall deliver to the chosen third party lessor an invoice detailing the products shipped or delivered to the customer. Delivery of an invoice by ICHARGEIT to the third party lessor shall constitute warranties and representations by ICHARGEIT that:

a.) the invoice represents a transaction made in the usual course of IChargeIt's business; in the invoice.

b.) ICHARGEIT has the full and complete title to any products that are the subject of the lease.

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c. The products and/or services that are the subject of the lease are clearly and accurately described in the invoice.

d.) The invoice correctly states the proper amount for the products and/or services and any other applicable fees, charges or taxes charged by ICHARGEIT in connection with the sale of the products to the third-party lessor.

e.) The products have been or will be received by the customer.

f.) ICHARGEIT has disclosed to Leasing Group all material information known to ICHARGEIT relevant to the sale of the products to the third party lessor and the lease of the products to the customer.

g.) ICHARGEIT has made no material misrepresentation to the customer concerning the products or services subject to the lease.

h.) ICHARGEIT has made no warranties or representations to the customer concerning the products other than those that are contained in IChargeIt's limited warranty documentation delivered with the products acquired by the customer.

Leasing Group may assign the warranties and representations set forth in this subsection to the third-party lessor to whom the invoice is submitted to allow enforcement of the warranties and representations by the third-party lessor.

If ICHARGEIT has made any incorrect or untrue representations or warranties to Leasing Group related to a lease, a customer, the equipment, or any other material factor affecting our decision to conduct our leasing services, or breach any such representation or warranty, ICHARGEIT agrees to buy back the lease from the third-party funding source. The buy-back amount shall be an amount equal to the original lease funding amount, plus any fees that were paid to Leasing Group by the third-party funding source, and any other fees, costs or expenses which were paid in connection with funding of the transaction, less the principal portion of payments which were received from the customer (determined by using the annual percentage rate which was offered when the purchase took place), plus any out-of-pocket expenses incurred by us in connection with collection of such lease. Upon occurrence of any misrepresentation or breach by ICHARGEIT under this agreement, Leasing Group may elect to rescind any pending lease approvals (whether given to you or to a Customer, and whether given orally or in writing).

2. EXCLUSIVITY: During the term of this agreement, Leasing Group shall have the right of first refusal to provide leasing services through IChargelt. Should Leasing Group and its third party lessors reject or fail to respond to a lease application within a reasonable time period, then ICHARGEIT shall be free to arrange alternative lease arrangements for the customer. Notwithstanding the foregoing, Leasing Group shall have no right of first refusal in situations where a customer elects to arrange its own financing.

3. TRADEMARKS, TRADE NAMES AND COPYRIGHTS: Nothing in this agreement shall give either ICHARGEIT or Leasing Group any ownership interest in any trademarks, tradenames or copyrights or other intellectual property held by the other party, nor is any implied or express license

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to any ICHARGEIT intellectual property granted by ICHARGEIT herein. Each party agrees to conduct its business solely in its own name; provided, however, that ICHARGEIT may use the trademarks and trade names of leasing Group as necessary in the advertising and promotion of the Leasing Programs.

4. TERMINATION AND RENEWAL: This agreement is to be effective as of the date by which all parties have signed it and is to remain in effect for a period of 12 months from its effective dates. This Agreement automatically renewed from year to year until terminated by the parties as provided herein. Either party may cancel a renewal of this Agreement (including the first such renewal) for cause or convenience by providing at least ninety (90) days written notice before such automatic renewal date.

5. ASSIGNMENT. This agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns, provided, however, that neither party may assign, delegate, or transfer its performance obligations hereunder without the written consent of the other party to this agreement,

6. RELATIONSHIP OF THE PARTIES: This Agreement shall not be constructed as an agreement of employment, partnership, or joint venture. SOUTHWEST, Leasing Group and Leasing Group's third-party lessors shall be contractors independent of each other, and neither party to this Agreement shall have the authority, right or power to assume, create or incur any obligation, responsibility, or liability, express or implied, on behalf of any other participant in the Leasing Programs.

7. CONFIDENTIALITY. All confidential documentation and information identified as such by either party in writing and provided to the other party under this Agreement.

(Confidential Information) will remain the property of its respective owners. The parties grant to each other a nontransferable and nonexclusive right to use Confidential Information, solely in the performance of this Agreement and, unless prior consent in writing is obtained or disclosure is required by law (in which case the disclosing party will provide the other party advance notice and an opportunity to prevent disclosure of such Confidential Information), such Confidential Information will not be disclose or used for any purpose outside the scope of this Agreement, except for any part thereof that is known to be free of any obligation to keep it in confidence or that becomes generally known to the public through acts not attributable to the party under an obligation to keep the Confidential Information confidential. All customer lists and account information of ICHARGEIT shall constitute Confidential Information for purposes of this Agreement. Each party will keep this Agreement and its terms confidential, and will make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior consent of the other party hereto, which consent will not be unreasonably withheld.

ICHARGEIT understands that Leasing Group will disclose and utilize third party funding sources for processing IChargeIt's business and ICHARGEIT agrees not to negotiate or otherwise attempt to establish a direct relationship with these funding sources unless express written consent by Leasing Group is granted. Such consent shall not be unreasonably withheld.

8. INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other for any and all claims and losses, damages, injuries or expenses that are shown to have been the result of the acts or omissions of the other party or its agents or employees.

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9.  FORCE MAJEURE: Neither party shall be responsible for any delay or failure in performance that results from any cause beyond its reasonable control.

10. ENTIRETY: This agreement supersedes any and all prior understandings, agreements, contracts, whether written or oral between the parties or their predecessors in interest concerning the subject matters set forth herein.

11. SEVERABILITY. If any provision of this Agreement is declared invalid by any tribunal of competent jurisdiction, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been included in the Agreement. In either case, the remaining provisions of the Agreement shall remain in effect.

ICHARGEIT, INC.                                  LEASING GROUP, INC.
8162 Cape Hope, Ste. 201                         11000 N. Mopac Expwy. Ste. 300
Huntington Beach, CA  92646                      Austin, TX  78759


By:  /s/ Jesse Cohen                        By:  /s/ Pete W. Connor
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Name:  Jessen Cohen                         Name:  Pete W. Connor
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Title:  CEO                                 Title:  Director of Strategic Sales
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Date:  4/5/99                               Date:  4/5/99
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